Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of January 15, 2019 (the “Effective Date”), by and between HealthLynked Corp., a Nevada corporation (the “Parent”), HLYK Florida, LLC, a Florida limited liability company (the “Company”), Hughes Center for Functional Medicine, P.A. (the “Target”), and Pamela A. Hughes, D.O. (the “Seller”).

R E C I T A L S

WHEREAS, Parent is a public company quoted on the OTC: QB;

WHEREAS, Company is a wholly owned subsidiary of Parent;

WHEREAS, Seller is the sole shareholder of all of the issued and outstanding shares of Target (the “Shares”);

WHEREAS, the parties intend to effect a merger of Target with and into Company (the “Merger”) in accordance with this Agreement, and Florida Law.

WHEREAS, upon consummation of the Merger, Target will cease to exist and Company will continue as the surviving entity and wholly owned subsidiary of Parent; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement.

A G R E E M E N T

NOW THEREFORE, in consideration of the terms and conditions contained herein, intending to be legally bound, the parties agree as follows:

1.	Recitals. The recitals to this Agreement, which the parties acknowledge are true and correct, are incorporated into this Agreement by this reference.

2.	Effective Time of Merger. Subject to the terms and conditions of this Agreement, upon the satisfaction or waiver of the closing conditions set forth in Section 6.2, the parties shall file Articles of Merger (the “Articles”) with the Florida Department of State Division of Corporations (the “Secretary”) in such form as required by the Relevant Law. The Merger shall become effective upon the acceptance for filing of the Articles by the Secretary or at such later time as agreed to by the parties and specified in the Articles (the “Effective Time”).

3.	Effect of the Merger.

3.1.	At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the Acts, this Agreement and the Articles. Without limiting the generality of the foregoing, and subject to such applicable provisions, at the Effective Time:

3.1.1.	the separate existence of Target will cease;

3.1.2.	Target will be merged with and into Company;

3.1.3.	all shares of Target will be cancelled and will cease to exist,

3.1.4.	Company will continue as the surviving entity;

3.1.5.	Company shall be obligated to pay the Consideration, as defined below, in accordance with this Agreement;

3.1.6.	all of the property, rights, privileges, and powers of Target will vest in Company; and

3.1.7.	all duties and obligations of Target will become the duties and obligations of Company.

3.2.	The parties intend that the transactions set forth in this Agreement be treated as a “reorganization” within the meaning of Sections 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (“Code”), and as required thereunder, this Agreement be treated as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

4.	Organizational Documents. At the Effective Time, the organizational documents of Target will terminate and the organizational documents of Company shall continue in full force and effect, as may be amended in the future from time to time.

5.	Merger Consideration. The aggregate merger consideration (the “Consideration”) payable to Seller as owner of the Shares shall be as follows:

5.1.	$750,000 payable at the Closing, as defined below;

5.2.	Common shares of Parent with an aggregate value of $750,000 based on the average volume weighted average price “VWAP” of the five (5) business days prior to Closing, which shall be issued to the Seller at the Closing;

5.3.	Earn-out payments in an aggregate amount of $500,000 (the “Earn-out Payments”), payable as follows:

5.3.1.	$100,000 on the first anniversary of the Closing 50% of which is subject to the Company’s annual revenue for the immediately preceding year being a least $3,100,000 and 50% of which is subject to the profit for such period being at least $550,000 and will be prorated if either target is missed;

5.3.2.	$200,000 on the second anniversary of the Closing 50% of which is subject to the Company’s annual revenue for the immediately preceding year being a least $3,100,000 and 50% of which is subject to the profit for such period being at least $550,000 and will be prorated if either target is missed; and

5.3.3.	$200,000 on the third anniversary of the Closing 50% of which is subject to the Company’s annual revenue for the immediately preceding year being a least $3,100,000 and 50% of which is subject to the profit for such period being at least $550,000 and will be prorated if either target is missed.

5.4.	Minimum Value of required medical supply inventory of the Target immediately prior to Closing will be $65,000. Any amount over $65,000 shall be paid to Seller in cash within thirty (30) days after Closing. Any amount under $65,000 shall be paid by Seller with additional cash at Closing to cover the minimum of $65,000.

6.	Closing.

6.1.	The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or about April 1, 2019 at a time and place mutually agreed to by Company and Seller (the “Closing Date”).

6.2.	The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

6.2.1.	Execution of this Agreement and any other related transaction documents, whether described herein or otherwise (collectively, the “Documents”) by the parties.

6.2.2.	Target shall have filed with the Secretary an amendment to its articles of incorporation to change its business purpose from “the provision of medical services” to “any and all lawful business” and thus convert the Target from a professional corporation to a business corporation.

6.2.3.	Company shall have applied for and received a Health Care Clinic License from the Florida Agency for Health Care Administration.

6.2.4.	Each of Company, Target, and Seller shall have obtained all necessary consents, permits and approvals, both internal and external.

6.2.5.	Target has provided to Company audited financial statements for the two fiscal years prior to the Closing Date.

6.2.5.1.	Should Seller and/or Target decide not to complete the transactions contemplated in this Agreement, the Seller and/or Target shall pay to Parent a partial cost of such audited financial statements, of $10,000.

6.2.6.	Company shall have entered into an independent contractor agreement with Carol Roberts, D.O.

6.2.7.	Company shall have entered into a consulting agreement with Seller substantially in the form attached hereto as Exhibit A.

6.2.8.	Company shall have entered into an employment agreement with a new physician containing the following terms:

6.2.8.1.	Annual compensation of $265,000;

6.2.8.2.	Quarterly production bonuses upon the terms set forth therein;

6.2.8.3.	Benefits consistent with similarly situated physicians engaged by the Target;

6.2.8.4.	Four-year term;

6.2.8.5.	Restrictive covenants including, but not limited to, non-solicitation, non-disparagement, and confidentiality provisions as well as a two-year non-competition restriction.

6.2.9.	Company shall have entered into a lease extension for a minimum of three years for the current offices of Target upon similar terms and conditions as the existing lease.

7.	Conduct of Business.

7.1.	From the Effective Date until the Closing:

7.1.1.	Seller shall not dispose of, encumber, or otherwise transfer the Shares or any equity interests in any of the Target’s subsidiaries;

7.1.2.	Target shall operate the business in accordance with past practices;

7.1.3.	Target shall maintain its books, records, and financials in accordance with generally accepted accounting principles;

7.1.4.	Target shall not enter into any transactions outside of the ordinary course of business without the prior written consent of the Company;

7.1.5.	Target shall take all steps necessary to preserve its assets and the goodwill and relationships with its partners, patients, customers, suppliers, and employees;

7.1.6.	Target shall provide Company and its accountants, legal counsel, and other advisors, representatives, and agents (collectively, the “Representatives”) reasonable access to the properties, books, records, intellectual property, contracts, and other documents and information concerning the Target’s business, finances, and assets with the exception of any information protected under the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, each as amended (collectively, “HIPAA”);

7.1.7.	Target shall provide Company and its Representatives with reasonable access during normal business hours and upon reasonable notice to the legal, financial, accounting, and other representatives of the Target who have knowledge of the Target’s businesses, finances, and assets, provided, however, that (a) the Representatives shall not contact any employees or patients of the Target without Target’s consent, and (b) the Representatives shall not access any information protected under HIPAA.

8.	Confidentiality.

8.1.	The terms of this Agreement are confidential and shall not be disclosed by any party except to such party’s accountants, legal counsel, and other advisors, representatives, and agents; provided, however, that Parent and/or Company may disclose the terms of this Agreement as may be required by the Securities and Exchange Commission or any exchange on which its shares may be quoted or listed.

9.	Sellers’ Representations and Warranties. The Seller represents and warrants as follows:

9.1.	Ownership of Shares.

9.1.1.	The Seller is the sole legal, beneficial, and record owner of the Shares.

9.1.2.	The Shares represent all of the issued and outstanding securities of the Target and there are no options, warrants, calls, conversion rights, commitments, agreements, restrictions, equity-linked securities, or rights of any character to which Target is a party or by which Target may be bound obligating Target to issue additional securities.

9.1.3.	The Seller has (A) good and valid title to the Shares, free and clear of all claims, encumbrances, community property rights, security interests, or other liens, and (B) all voting rights with respect to the Shares.

9.1.4.	The Shares are validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

9.2.	Authority; Binding Obligation. The Seller has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The Seller has duly and validly executed and delivered this Agreement and the Documents. This Agreement and the Documents constitute legal, valid, and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

9.3.	Broker’s Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

9.4.	Compliance with Laws. Target is and has been at all times in compliance with all applicable federal, state, local, and foreign statutes, laws, ordinances, rules, judgments, orders, and regulations of any governmental entity applicable to its business and operations. All permits, licenses, and regulatory approvals required to conduct the business of Target as currently conducted have been obtained, are in full force and effect, and are being complied with.

10.	Target’s Representations and Warranties. Target represents and warrants as follows:

10.1.	Financial Statements. Target has provided to Company the latest unaudited financial statements of Target dated 12/31/2018 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly the financial condition and results of operations of Target as of the times and for the periods referred to therein, subject to changes resulting from normal recurring year-end adjustments. Target does not have any liabilities other than liabilities which are (i) adequately reflected or reserved against on the Financial Statements, (ii) incurred in the ordinary course of business, or (iii) not, individually or in the aggregate, material in amount. Target will not have any liabilities at Closing except from the work done that day before closing. Parties will prepare a closing reconciliation statement and if net liabilities do not exceed $10,000 as of closing, there will be no final adjustment. If the final reconciliation exceeds $10,000 there will be a final closing adjustment to the cash at closing for any amount that exceeds the $10,000 agreed upon liability range.

10.2.	Title to Assets. Target owns, and has good and valid title to, all assets owned by Target as of the Closing Date, including all assets reflected on the Financial Statements. All of said assets are owned free and clear of any encumbrances and Target has sufficient title to or rights to use its properties and assets to conduct its businesses as currently conducted.

10.3.	Health Care Matters. Target is, and has been since its formation, operating in compliance in all material respects with applicable federal, state and local laws, statutes, rules, regulations, ordinances, codes applicable to health care providers, including but not limited to HIPAA and the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 3000 et seq.) and its implementing regulations. Target is neither a provider under nor has any contracts with any government health care program or private health care insurance program.

10.4.	Tax Matters. Target has timely filed with the appropriate governmental entity all tax returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected), and all such tax returns are true, correct and complete in all material respects. All taxes due and payable by Target (whether or not shown or required to be shown on any tax return) have been timely and fully paid to the appropriate governmental entity or properly accrued. Target has not been the subject of any audit or other examination of taxes by any governmental entity.

10.5.	Material Contracts. Schedule [•] sets forth all contracts of the Target material to the operation of the business as conducted on the Closing Date, copies of which have been previously provided to Company (the “Material Contracts”). Target has not, in any material respect, violated or breached, or committed any default under, any Material Contract. Other than the Material Contracts, Target is not a party to any contract which requires or is likely to require payment or consideration in excess of [$50,000] per year.

10.6.	Intellectual Property. All issuances, registrations and applications pertaining to intellectual property rights and domain names owned by or filed in the name of Target as of the Closing Date that are material to the conduct of the business as currently conducted are set forth on Schedule [•] (collectively, “Registered IP”). All Registered IP is valid and enforceable and Target has the right to use all Registered IP free and clear of all liens.

10.7.	No Subsidiaries. Target does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any corporation, organization or entity.

10.8.	Legal Proceedings. As of the Closing Date, there is no material legal action, suit, arbitration, claim, investigation or proceeding (whether federal, state, local or foreign) pending, at law or in equity, or before or by any governmental entity, or threatened in writing against (a) Target or its properties, assets, or business, or (b) against any present or former officer, director or employee of Target.

10.9.	Cash on Hand. On the Closing Date, Target shall have $35,000 cash in its bank account. An adjustment to the cash portion of the Consideration shall be made for any variance therefrom.

10.10.	Authority; Binding Obligation. Target has the full right, power, and authority to enter into this Agreement and to consummate the transactions contemplated herein. Target has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms subject to bankruptcy, reorganization, insolvency, and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). The undersigned is a duly authorized representative of Target and all necessary entity action has been taken to authorize the undersigned to enter into this Agreement and to consummate the transactions contemplated herein.

10.11.	Broker’s Fees. Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

11.	Company’s Representations and Warranties. The Company represents and warrants as follows:

11.1.	Authority; Binding Obligation. The Company has the full right, power, and authority to enter into this Agreement and to consummate the transactions contemplated herein. The Company has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, reorganization, insolvency, and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). The undersigned is a duly authorized representative of the Company and all necessary entity action has been taken to authorize the undersigned to enter into this Agreement and to consummate the transactions contemplated herein.

11.2.	Broker’s Fees. Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

12.	Parent’s Representations and Warranties. The Parent represents and warrants as follows:

12.1.	Authority; Binding Obligation. Parent has the full right, power, and authority to enter into this Agreement and to consummate the transactions contemplated herein. The Parent has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms subject to bankruptcy, reorganization, insolvency, and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). The undersigned is a duly authorized representative of the Parent and all necessary entity action has been taken to authorize the undersigned to enter into this Agreement and to consummate the transactions contemplated herein.

12.2.	Broker’s Fees. Parent has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

13.	Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; or (ii) three (3) business days after deposit with a recognized overnight delivery service, properly addressed to the party to receive the same, postage prepaid for overnight delivery. The addresses for such communications shall be:

If to Company:	HLYK Florida, LLC
ATTN: George O’Leary
1035 Collier Center Way
Suite 3
Naples, FL 34110

With a copy to (which shall not constitute notice):	K&L Gates LLP
ATTN: Clayton Parker
200 South Biscayne Blvd.
Suite 3900
Miami, FL 33131

If to Parent:	HealthLynked Corp.
ATTN: George O’Leary
1726 Medical Blvd.
Suite 101
Naples, FL 34110

With a copy to (which shall not constitute notice):	K&L Gates LLP
ATTN: Clayton Parker
200 South Biscayne Blvd.
Suite 3900
Miami, FL 33131

If to Seller:	Pamela A. Hughes, D.O.
800 Goodlette Road North
Suite 270
Naples, FL 34102 Theodore Wright Porter Wright Firm 9132 Strada Place Third Floor Naples, FL 34108

If to Target:	Hughes Center for Functional Medicine, P.A.
800 Goodlette Road North
Suite 270
Naples, FL 34102 Theodore Wright Porter Wright Firm 9132 Strada Place Third Floor Naples, FL 34108

14.	Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective permitted assigns, heirs, administrators, executors or personal representatives.

15.	Counterparts. This Agreement may be executed in any number of counterparts, including counterparts signed electronically, received as a signed confirmed fax, or via email, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

16.	Governing Law, Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to conflict of law principles. Each party hereto irrevocably consents to the non-exclusive jurisdiction of the federal or state courts located in and for Collier County, Florida with respect to any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, and each party hereto hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

17.	Modifications and Waivers. No change, modification, or waiver of any provision of this Agreement shall be valid or binding unless it is in writing and signed by the parties intended to be bound. No waiver of any breach, term, or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition or a continuing waiver after demand for strict compliance.

18.	Further Assurances. The parties agree to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be reasonably requested by the other party to more fully effectuate this Agreement.

19.	Costs. Each party shall be responsible for all of their respective costs and expenses in connection with the transactions contemplated in this Agreement.

20.	Entire Agreement. The Documents, including any schedules, exhibits, or appendixes thereto which are hereby incorporated herein, constitute the entire agreement between the parties relating to the subject matter hereof and all previous agreements or arrangements between the parties, written or oral, relating to the subject matter hereof are superseded.

21.	Severability. If any provision of this Agreement is held to be invalid or unenforceable, in whole or in part, by any court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:		SELLER:

HLYK FLORIDA, LLC		PAMELA A. HUGHES, D.O.

By:	/s/ George O’Leary	/s/ Pamela A. Hughes, D.O.
Name:	George O’Leary	Pamela A. Hughes, D.O., individually
Title	Chief Financial Officer

PARENT:		TARGET:

HEALTHLYNKED CORP.		HUGHES CENTER FOR FUNCTIONAL MEDICINE, P.A.

By:	/s/ George O’Leary	By:	/s/ Pamela A. Hughes, D.O.
Name:	George O’Leary	Name:	Pamela A. Hughes, D.O.
Title	Chief Financial Officer	Title	Owner/Physician

EXHIBIT A

CONSULTING AGREEMENT

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (hereinafter referred to as “Agreement”), is made and entered into this 15 day of January 2019 (“Effective Date”), by and between PAMELA HUGHES, D.O. (hereinafter referred to as “Consultant”), and HealthLynked Corp. (hereinafter referred to as “HLYK”).

WHEREAS, HLYK intends to affect a re-organization whereby the Hughes Center for Functional Medicine shall merge into and become a part of HLYK;

WHEREAS, Consultant has unique knowledge of the history, operations, and functions of the Hughes Center for Functional Medicine;

WHEREAS, Consultant proposes to assist in the transition of services provided by the Hughes Center for Functional Medicine post merger and to provide business advisory services regarding HLYK’s initiatives in functional medicine, and other practices and service lines as needed, as more specifically outlined herein (“Services”); and

WHEREAS, HLYK desires to engage Consultant post merger to provide such Services.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Consultant and HLYK hereby agree as follows:

1.	Consultant Services. Consultant shall provide Services pertaining to HLYK’s initiatives in functional medicine and to assist in the transition of services post merger, as mutually agreed by the parties and as identified in Exhibit 1. The full scope and schedule of Services is defined in Exhibit 1, attached to this Agreement and incorporated herein.

2.	HLYK Obligations. HLYK shall assign projects, duties, and assignments within the scope of this Agreement on an as needed basis, to Consultant, and HLYK shall reimburse and pay Consultant timely for Services rendered pursuant to this Agreement.

3.	Standard of Performance; Warranty. Consultant will perform the Services required under this Agreement in a professional manner consistent with industry standards and at all times in accordance with HLYK’s policies and procedures, and all applicable laws, rules, regulations, orders and decrees of any federal, state and local governmental authorities having jurisdiction over HLYK. Consultant will, while performing the Services hereunder, advocate for the interests of HLYK.

4.	Compensation. In exchange for the Services performed pursuant to this Agreement, HLYK shall pay Consultant in accordance with the payment terms outlined in Exhibit 1.

5.	Expenses. HLYK shall reimburse Consultant for any actual expenses (including travel, lodging, meals) directly or indirectly associated with the provision of Services pursuant to this Agreement.

6.	Term. The initial term of this Agreement shall be four (4) years from the Effective Date (“Term”). This Agreement shall terminate on the fourth anniversary of the Effective Date, unless terminated earlier pursuant to the Termination provisions outlined herein; provided, however, the parties may, by mutual agreement as reflected in a writing signed by both parties, agree to extend or otherwise amend the Term of this Agreement.

7.	Termination. Either party may terminate this Agreement in the event of the other party’s material breach, failure to perform a material term of this Agreement, or material breach of a representation or warranty made hereunder (“collectively, “Material Breach”), provided the non-breaching party shall provide a minimum of 30 days’ notice to the breaching party of such Material Breach, and the breaching party shall have an opportunity during such 30-day notice period to cure such Material Breach to the reasonable satisfaction of the non-breaching party. HLYK may not terminate this agreement prior to the initial four-year period other than for a material breach of the Consultant.

8.	Effect of Termination. As of the effective date of termination of this Agreement, neither party shall have further rights or obligations hereunder, except: (1) as otherwise provided herein; (2) such rights and obligations accruing prior to such effective date of termination; or (3) such rights and obligations arising as a result of any breach of this Agreement.

9.	Independent Contractor. HLYK’s and Consultant’s relationship is that of independent contractors, and under no circumstances shall this Agreement be construed, deemed, or considered as an employment agreement between the parties. Consultant is an independent contractor of HLYK and is not an agent of HLYK and is not authorized to act as an agent for HLYK. HLYK will not withhold income tax or Social Security tax on behalf of Consultant or on behalf of Consultant’s members, employees, contractors, or agents. In addition, Consultant shall not have any claim under this Agreement or otherwise against HLYK for vacation pay, sick leave, unemployment insurance, workers compensation, retirement benefits, disability benefits, or employee benefits of any kind. Consultant has exclusive responsibility for the payment of all such taxes and arrangements for insurance coverage and will discharge this responsibility fully.

10.	Noninterference with Business. The Parties agree not to interfere with the business of each other in any manner. Without limiting the generality of the foregoing, Consultant agrees during the Term of this Agreement and for one (1) year thereafter, not to compete with the functional medicine practice in the State of Florida, not to solicit, induce, or attempt to influence any patient, employee or independent contractor of HLYK or its affiliates to terminate or breach an patient, employment, contractual or other relationship with HLYK or its affiliates.

11.	Notices. Any notices to be given by either party to the other under the terms of this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered by hand, with written acknowledgement of receipt, or mailed by certified mail return receipt requested, to the other party at the following address or to such other address as either party from time to time designates in writing to the other party for the receipt of notice:

Consultant:	HLYK:

Pamela A Hughes D.O.	HLYK Florida, LLC
800 Goodlette Road North	ATTN: George O’Leary
Suite 270	1035 Collier Center Way, Ste 3
Naples, FL 34110	Naples, FL 34110

With a Copy to:

Theodore Wright	K&L Gates, LLP
Porter Wright Firm	ATTN: Clayton Parker
9132 Strada Place 3rd Floor	200 South Biscayne Blvd., Ste. 3900 Naples, FL 34108 Miami, FL 33131

12.	Assignment. The parties shall not assign all or any part of their respective rights under this Agreement, delegate any performance, or subcontract with any third party without first obtaining the written consent of the other party. Any attempt by Consultant to assign or transfer any interest in this Agreement, without the written consent of HLYK, shall be void and have no effect.

13.	Modification. This Agreement may be modified only by a writing signed by the parties or their respective successors.

14.	Benefit. This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors, and assigns, to include full compliance with the Assignment provision above.

15.	Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior written or oral agreements. The parties intend this Agreement to be a final expression of their agreement and as a complete and exclusive statement of its terms. No course of prior dealings between the parties and no usage of trade shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and an opportunity to make objection. No representations, understandings, or agreements have been made or relied upon in making this Agreement other than those specifically set forth herein.

16.	Voluntary Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of either party. The parties acknowledge that they have read and understand this Agreement and that they have had the opportunity to consult with and obtain the advice of counsel prior to entering this Agreement.

17.	Severability; Superseding Provisions. Should any term, duty, obligation or provision of this Agreement be found invalid or unenforceable, it shall not affect the validity of the other terms, duties, obligations, and provisions which shall remain valid and enforceable and in full force and effect. The parties recognize that this Agreement at all times is to be subject to applicable state, local and federal law. Any provisions of law that invalidate or otherwise are inconsistent with the terms of this Agreement or that would cause one or both of the parties to be in violation of the law shall be deemed to have superseded the terms of this Agreement; provided, however, that the parties shall exercise their best efforts to accommodate the terms and intent of this Agreement to the greatest extent possible consistent with the requirements of law.

18.	Insurance. Consultant, at her own cost and expense, shall obtain and maintain appropriate insurance coverage. HLYK is not responsible for paying Consultants insurance.

19.	Force Majeure. Neither party will be deemed to be in breach of this Agreement if it is delayed in or prevented from performing any of its obligations under this Agreement as a result, direct or indirect, of any labor disputes, natural disasters or acts of God, or any other causes beyond the control of the parties, to the extent that the cause affects the parties’ ability to perform under this Agreement. Upon removal of the cause affecting the delay or nonperformance, the affected party shall resume performance of its obligations under this Agreement.

20.	Ownership of Work Product. Unless and except to the extent that it includes any Prior Work, any deliverable that is part of the Services provided by Consultant pursuant to this Agreement is intended to be for the sole benefit of HLYK and is a “specifically ordered or commissioned work” and a “work-made-for-hire” under the U.S. Copyright Act (“Work Product”). If any such Work Product is not considered work made for hire or if, for any reason, ownership of all right, title and interest in and to the Work Product will not vest exclusively in HLYK, then, without further consideration, Consultant agrees to execute, at HLYK’s request and expense, all documents and other instruments necessary or desirable to assign to HLYK all rights, title and interest in and to the Work Product (including all intellectual property rights, but excluding all rights in Prior Work). For the purpose of this Section 21, “Prior Work” means Consultant’s intellectual property rights (e.g., trademarks, copyrights, patents) in existence prior to the effective date of this Agreement and that are used in developing Work Product or providing the Services, but specifically excluding any HLYK data, and any information of general application that was discovered, created or developed by Consultant during provision of the Services. Consultant grants to HLYK a non-exclusive, worldwide, sublicensable, fully paid-up and perpetual license to use the Prior Work as a part of, and in conjunction with, the Services and for no other purpose. This license is irrevocable, and termination of this Agreement for any reason will not terminate or impair the license.

21.	Confidentiality. Consultant may have access to and obtain information regarding the trade secrets, financial, statistical and unique operational data of HLYK during the term of this Agreement that could be valuable to other parties or injurious to the providing party if released (“Confidential Information”). Consultant agrees not to in any way use (except as it is necessary to perform the Services under this Agreement) or disclose, or allow any other person to use or disclose, Confidential Information of or concerning HLYK without the prior written consent of HLYK, either during or after the term of this Agreement. Confidential Information shall include, but is not limited to, financial data, methods of operation, policies and procedures and arrangements with managed care companies and other third party payers. Consultant shall not disclose, or allow others to disclose, the terms of this Agreement, except, as it is necessary to perform the Services under this Agreement or to obtain accounting, legal or tax advice from Consultant’s professional advisors. Upon termination of this Agreement by either party, Consultant shall promptly deliver to other all deliverables, including all Confidential Information, which is in Consultant’s possession or control.

22.	HIPAA Compliance. To the extent applicable, the parties agree to comply with the requirements of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d et seq. (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), as each may be amended from time to time, and any current and future regulations promulgated thereunder, which shall collectively be referred to herein as “HIPAA Requirements.” The parties agree not to use or further disclose any Protected Health Information, as defined in the HIPAA Requirements, other than as permitted by the HIPAA Requirements and the terms of this Agreement or as otherwise authorized by the patient and in accordance with applicable laws. The parties do not anticipate that the Services performed by Consultant or permitted subcontractors require the use or disclosure of Protected Health Information on behalf of HYLK. To the extent the parties subsequently determine that such use or disclosure will be required, the parties will enter into a mutually agreeable Business Associate Agreement, as required pursuant to the HIPAA Requirements.

23.	Corporate Compliance. HLYK is committed to the operation of its corporate compliance program to ensure compliance with all applicable state and federal laws, rules, regulations and standards. To this end, Consultant shall comply with all policies, procedures and requirements implemented and provided to Consultant as a result of HLYK’s corporate compliance program.

24.	No Referrals. The parties acknowledge and agree that the mutual promises and other consideration set forth in this Agreement represent a fair market value exchange, negotiated in an arm’s length transaction, and not determined in a manner that takes into account the volume or values or referrals or other business generated between the parties. Nothing in this Agreement, whether written or oral, contemplates or requires the referral of any patient by either party to any particular hospital or provider.

25.	Compliance with Law. Consultant agrees that her performance under this Agreement shall comply with all laws, regulations, ordinances, directives, executive orders, or other requirements of any government or agency thereof which may govern performance under this Agreement.

26.	Governing Law. This Agreement shall be governed by the laws of the State of Florida without regard to the conflict of laws provisions thereof. The parties mutually agree that the courts of the State of Florida shall have exclusive jurisdiction of any claim arising under the terms of this Agreement.

Remainder of Page Intentionally Left Blank

Signature Page Follows

IN AGREEMENT WHEREOF, the parties intending to be bound hereby have authorized the affixing of their signatures and seals by their duly authorized officers on their behalf and as their respective acts.

Pamela Hughes, D.O.	HealthLynked Corp.

By: ___________________________	By: ___________________________

Name: ________________________	Name: ________________________

Title: _________________________	Title: __________________________

Date: _________________________	Date: __________________________

EXHIBIT 1

Services and Compensation

The Services to be provided by the Consultant shall be focused on two primary initiatives: (1) working with the HLYK Medical Advisory Board and providing advisory services related to HLYK initiatives in functional medicine (“HLYK Initiative Services”); and (2) assisting with the transition of services provided by the Hughes Center for Functional Medicine post-merger (“Transition Services”).

The parties anticipate that Consultant’s provision of the Services to HLYK shall require 16 hours per month over the Term (“Anticipated Monthly Time Commitment”). For the first three months of the Term, the parties anticipate that Consultant shall spend approximately 50% of the Anticipated Monthly Time Commitment on HLYK Initiative Services and 50% of the Anticipated Monthly Time Commitment on Transition Services. For the remainder of the Term, the parties anticipate that Consultant shall spend approximately 75% of the Anticipated Monthly Time Commitment on HLYK Initiative Services and 25% of the Anticipated Monthly Time Commitment on Transition Services.

Fees, Expenses, and Payment Terms

Consultant will be paid One Hundred Thousand Dollars ($100,000) annually during the Term of the Agreement. Payments of $4,166.67 will be made on the 1st and 15th of each month from the start of the engagement until the contract ends.

If during the course of this engagement, the parties mutually agree that Consultant is required to expand the scope of Consultant’s Services, the parties shall mutually agree on the impact, if any, of the professional fee as a result of such expanded scope.

Post close; until Dr. Maristany starts and is properly trained (expected by May 24, 2019) Dr. Hughes will be paid as a full time Physician receiving her normal compensation as an employee as well as her consulting fee.

HLYK’s Responsibilities

Consultant’s role is advisory only. HLYK is responsible for all management functions and decisions relating to this engagement, including evaluating and accepting the adequacy of the scope of the Services in addressing HLYK’s needs. HLYK is also responsible for the results achieved from using any Services or deliverables, and remains ultimately responsible for all decisions regarding billing and coding (if any). By entering into this Agreement, HLYK has not delegated to Consultant any of the powers, duties, and responsibilities vested in it and non-delegable as a matter of law. HLYK may, consistent with the terms of this Agreement, adopt policy recommendations or proposals made by Consultant. HLYK will designate a competent member of its management to oversee the Services, as needed. Consultant shall not provide professional medical services as part of the scope of Services pursuant to this Agreement.